Exhibit 99.1

       MoneyGram International Announces Second Quarter Results;
       Money Transfer Volume Grows 39 percent in Second Quarter


----------------------------------------------------------------------
($ in millions)                                Q2        Q2       %
                                              2005      2004    Change
                                             -------------------------

Revenue                                      $240.0     $199.8   20.1

Commissions Expense                           115.0       97.6   17.8
                                             -------  ---------

Net Revenue                                   125.0      102.2   22.4

Expenses                                       88.7     99.1(a) (10.6)

Income (Loss) from Continuing Operations      $26.1   $(0.6)(a)    NM

Earnings (Loss) per Diluted Share from
 Continuing Operations                        $0.30  ($0.01)(a)    NM

Operating Margin                               15.1%       1.5%    NM

(a) - Includes spin-off related expenses of $20.7 million ($19.3 million after tax) or $0.22 per diluted share for debt redemption
NM - Not Meaningful
----------------------------------------------------------------------

    MoneyGram International, Inc. (NYSE:MGI), today announced second quarter 2005 income from continuing operations of $26.1 million, or $0.30 per diluted share, compared to loss from continuing operations of ($0.6) million, or ($0.01) per diluted share in the second quarter 2004. The 2004 loss includes debt redemption costs of $20.7 million ($19.3 million after tax), or $0.22 per diluted share, related to the spin-off.

    Second quarter 2005 results reflect:

    -- Global Funds Transfer segment revenue growth of 25 percent in the second quarter 2005, driven by 39 percent growth of money transfer volume.

    -- Net investment margin of 1.89 percent, as shown in Table One, including cash flows of $5.8 million, or $0.04 per diluted share after tax, on previously impaired investments.

    -- Fee and other revenue of $149.3 million, up 22 percent from the second quarter of 2004 driven primarily from the growth in money transfer volume.

    -- Increased Global Funds Transfer marketing expenditures from the prior year to continue to invest in our brand.

    --  Interest expense of $2.6 million, including approximately
        $900,000 of pretax expense (half-cent per diluted share after tax), related to the amendment of our $350 million bank credit facility.

    Philip Milne, president and chief executive officer said, "In the second quarter, our successful marketing and branding efforts drove money transfer volume growth of 39 percent. Going forward in 2005, we remain excited about offering customers our leading products and services, as well as bringing them new offerings. These include our prepaid debit card that is now being market tested, and directed sends
- money transfer to a bank account or a prepaid card, or for home delivery. During the quarter we also achieved two very important client relationship milestones - Wal-Mart named us their Financial Services Supplier of the year, and we re-signed BB&T Bank to our official check platform. Our commitment to providing affordable, reliable and convenient payment products and services to our consumers and business partners continues to drive our results."

    Segment Highlights

    MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.


Global Funds Transfer
($ in millions)

                                            Q2        Q2        %
                                           2005      2004     Change
                                        ------------------------------
Revenue                                    $159.7    $128.2      24.6%
Commissions Expense                          60.6      48.1      26.1%
Net Revenue                                  99.1      80.1      23.8%
Operating Income                            $29.7     $24.8      19.8%
Operating Margin                             18.6%     19.3%       NM


    For the Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, revenue increased 25 percent to $159.7 million and operating income increased 20 percent to $29.7 million in the second quarter of 2005. Both revenue and operating income improved as a result of money transfer volume growth. Operating margin in the second quarter 2005 was 18.6 percent compared to 19.3 percent in the second quarter 2004. The decrease in margin was primarily due to the product shift towards money transfer from the higher margin money order product.
    Money transfer transaction volume grew 39 percent and money transfer revenue (see Table Four) grew 31 percent to $124.5 million compared to second quarter of 2004. Money transfer revenue growth rates are lower than volume growth rates due to targeted pricing initiatives and product mix. The money transfer agent network grew 14 percent from the second quarter of 2004 to over 81,000 agent locations. Money order transaction volume was down slightly, following a trend of declining use of paper-based payment instruments.


Payment Systems
($ in millions)

                                            Q2        Q2        %
                                           2005      2004     Change
                                        ------------------------------
Revenue                                     $80.3     $71.6      12.0%
Commissions Expense                          54.4      49.5       9.8%
Net Revenue                                  25.9      22.1      16.9%
Operating Income                            $11.4      $5.8      95.4%
Operating Margin                             14.2%      8.2%       NM


    The Payment Systems segment includes PrimeLink/Official Check outsourcing services, financial money orders and controlled disbursement processing services. Payment Systems revenue increased 12 percent to $80.3 million in the second quarter 2005. The increase was due to a higher overall yield on the investment portfolio and Payment Systems' $4.6 million portion of cash flows received related to previously impaired securities. Operating income for the segment was $11.4 million in the second quarter 2005, up 95 percent, from $5.8 million in the second quarter 2004. Operating margin for the second quarter 2005 was 14.2 percent, up from 8.2 percent in the second quarter 2004. Both operating income and margins increased primarily as a result of the cash flows received related to previously impaired securities.

    Bank Credit Facility Amended

    On June 29, 2005, we amended our $350 million bank credit facility. The amended agreement extends the maturity date of the facility from June 2008 to June 2010 and the scheduled repayment of the $100 million term loan to the facility's maturity. In addition, we obtained more favorable pricing terms, restrictive covenants related to dividends and share buybacks were eliminated, and the dollar value of permissible acquisitions without lender consent was increased.

    2005 Outlook

    Diluted earnings per share for the full year 2005 is expected to be in the range of $1.11 - $1.15, unchanged from previous guidance. This full year estimate includes the $2.2 million termination fee from a customer due to an early contract termination in the Payment Systems segment received in the first quarter of the year and approximately $12 million in anticipated cash flows on previously impaired investments for the full year (of which $11.1 million was received in the first half of the year). Also included in the guidance are the following items:

    -- Net revenue (total revenue less total commissions) is expected be in the range of $465 million to $485 million, unchanged from previous guidance.

    -- Net investment margin for the full year is expected to be at the high end of our previously issued range of 150 to 165 basis points. This guidance includes the effect of actual and anticipated cash flows on previously impaired investments.

    -- Investment portfolio balances are expected to average $6.5 billion for the year, declining from 2004 due to consolidation of client financial institutions, unchanged from previous guidance.

    -- The adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (expensing of stock options) as of January 1, 2005.

    -- Income from continuing operations before taxes is expected to increase by 42 to 48 percent from $89.0 million in income from operations before taxes in 2004 compared to previous guidance of 40 to 45 percent. However, we anticipate our effective tax rate to be about 25 percent for the full year, up slightly from previous guidance of 23 - 24 percent.

    This guidance is dependent on a variety of factors, including those listed below under Cautionary Information Regarding
Forward-Looking Statements. From time to time, events may occur which can result in unanticipated income or losses. Our outlook does not reflect such events.

    Presentation of 2004 Financial Statements

    MoneyGram International, Inc. was spun off from Viad Corp on June 30, 2004. MoneyGram is considered the divesting entity and treated as the accounting successor to Viad for financial reporting purposes in accordance with the EITF No. 02-11, "Accounting for Reverse Spinoffs." MoneyGram results in 2004 include one-time debt tender and redemption expenses of $20.7 million, which amounts to $0.22 per diluted share, related to the spin-off in the second quarter 2004. The historical results of MoneyGram through June 30, 2004, include Viad Corp as discontinued operations. In addition, the historical financials include the income and gain from discontinued operations of Game Financial.

    Description of Tables

    Table One - Net Investment Revenue Analysis

    Table Two - Consolidated Statements of Income

    Table Three - Segment Information

    Table Four - Money Transfer Revenue

    Table Five - Unrestricted Assets

    Conference Call and Webcast

    MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss second quarter results. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling
(800) 299-7635 in the U.S. The participant passcode is 55799580. The conference call will also be webcast through the company's website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. EDT on August 3, 2005. The replay of the call is available at (888) 286-8010 in the U.S., or (617) 801-6888 internationally, passcode 15110751. The Internet audio cast replay will be available at www.moneygram.com.

    About MoneyGram International, Inc.

    MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $825 million in revenue in 2004 and over 81,000 global money transfer agent locations in 170 countries. For more information, visit the company's website at www.moneygram.com.

    Cautionary Information Regarding Forward-Looking Statements

    The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) fluctuations in interest rates that may materially affect revenue derived from investment of funds received from the sale of payment instruments and commissions paid to financial institution customers; (b) material changes in the market value of securities we hold; (c) material changes in our need for and the availability of liquid assets; (d) successful management of the credit and fraud risks of retail agents, and the credit risk related to our investment portfolio; (e) continued growth rates approximating recent levels for consumer money transfer transactions and other payment product markets; (f) renewal of material retail agent and financial institution customer contracts, or loss of business from significant agents or customers; (g) technological and competitive changes in the payment services industry; (h) timely and successful implementation of new and/or improved technology, delivery methods, and product offerings including pre-paid debit/stored value cards and new bill payment services; (i) changes in laws, regulations or other industry practices and standards which may require significant systems redevelopment, reduce the market for or value of the company's products or services or render products or services less profitable or obsolete; (j) continued political stability in countries in which MoneyGram has material agent relationships; (k) material lawsuits or investigations; (l) catastrophic events that could materially adversely impact operating facilities, communication systems and technology of MoneyGram, its clearing banks or major customers, or that may have a material adverse impact on current economic conditions or levels of consumer spending;
(m) material breach of security of any of our systems; (n) our ability to comply with the requirements of Sarbanes-Oxley Section 404 regarding the effectiveness of internal controls; (o) potential patent liability for intellectual property related to our development of new and enhanced products and services and (p) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.


                               TABLE ONE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                    NET INVESTMENT REVENUE ANALYSIS
                              (Unaudited)


                                       Three Months Ended
                                             June 30         2005 vs
                                         2005       2004       2004
                                      --------------------------------
                                           (Dollars in thousands)
Components of net investment revenue:
 Investment revenue                      $91,052    $77,580   $13,472
 Investment commissions expense (1)      (58,813)   (53,706)   (5,107)
                                      --------------------------------
Net investment revenue                   $32,239    $23,874    $8,365
                                      ================================

Average balances:
 Cash equivalents and investments     $6,839,545 $6,888,115  ($48,570)
 Payment service obligations (2)       5,397,552  5,510,137  (112,585)

Average yields earned and rates paid (3):
 Investment yield                           5.34%      4.53%     0.81%
 Investment commission rate                 4.37%      3.92%     0.45%
Net investment margin                       1.89%      1.39%     0.50%



                                        Six months ended
                                             June 30         2005 vs
                                         2005       2004       2004
                                      --------------------------------
                                           (Dollars in thousands)
Components of net investment revenue:
 Investment revenue                     $180,554   $154,234   $26,320
 Investment commissions expense (1)     (116,767)  (103,451)  (13,316)
                                      --------------------------------
Net investment revenue                   $63,787    $50,783   $13,004
                                      ================================

Average balances:
 Cash equivalents and investments     $6,771,692 $6,736,531   $35,161
 Payment service obligations (2)       5,319,074  5,334,893   (15,819)

Average yields earned and rates paid (3):
 Investment yield                           5.38%      4.60%     0.78%
 Investment commission rate                 4.43%      3.90%     0.53%
Net investment margin                       1.90%      1.52%     0.38%


(1) Investment commissions expense reported includes payments made to financial institution customers based on short-term interest rate indices on outstanding balances of official checks sold by that financial institution, as well as costs associated with swaps and the sale of receivables program.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official checks only. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($396 million and $407 million for the second quarter of 2005 and 2004, respectively, and $402 million and $411 million for the six months ended June 30, 2005 and 2004, respectively) as these are not recorded in the Consolidated Balance Sheets.

(3) Average yields/rates are calculated by dividing the applicable amount shown in the "Components of net investment revenue" section by the applicable amount shown in the "Average balances" section divided by the number of days in the period presented and multiplied by the number of days in the year. The "Net investment margin" is calculated by dividing "Net investment revenue" by the "Cash Equivalents and Investments" average balance divided by the number of days in the period presented and multiplied by the number of days in the year.




                               TABLE TWO
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

                               Three months ended   Six months ended
                                     June 30             June 30
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
                               (Dollars in thousands, except share and
                                           per share data)

REVENUE:
   Fee and other revenue       $149,278  $122,084  $287,798  $235,706
   Investment revenue            91,052    77,580   180,554   154,234
   Net securities gains and
    losses                         (330)      156      (436)    1,201
                               --------- --------- --------- ---------
           Total revenue        240,000   199,820   467,916   391,141

   Fee commissions expense       56,217    43,925   108,405    84,428
   Investment commissions
    expense                      58,813    53,706   116,767   103,451
                               --------- --------- --------- ---------
           Total commissions
            expense             115,030    97,631   225,172   187,879

                               --------- --------- --------- ---------
            Net revenue         124,970   102,189   242,744   203,262

EXPENSES:
   Compensation and benefits     33,292    33,644    62,565    66,389
   Transaction and operations
    support                      36,541    27,447    72,185    55,687
   Depreciation and
    amortization                  7,648     7,396    15,085    14,619
   Occupancy, equipment and
    supplies                      8,576     8,119    16,950    15,715
   Interest expense               2,608     1,905     3,997     3,127
   Debt tender and redemption
    costs                             -    20,661         -    20,661
                               --------- --------- --------- ---------
        Total expenses           88,665    99,172   170,782   176,198

                               --------- --------- --------- ---------
Income from continuing
 operations before income taxes  36,305     3,017    71,962    27,064

Income tax expense               10,242     3,587    18,109     8,420
                               --------- --------- --------- ---------
Income (loss) from continuing
 operations                      26,063      (570)   53,853    18,644

Income (loss) and gain from
 discontinued operations, net
 of tax                               -      (497)        -    21,282

                               --------- --------- --------- ---------
NET INCOME (LOSS)               $26,063   $(1,067)  $53,853   $39,926
                               ========= ========= ========= =========


Basic earnings (loss) per share
Income (loss) from continuing
 operations                       $0.31    $(0.01)    $0.64     $0.21
Income (loss) from discontinued
 operations, net of tax               -         -         -      0.25
                               --------- --------- --------- ---------
Earnings (loss) per common
 share                            $0.31    $(0.01)    $0.64     $0.46
                               ========= ========= ========= =========
Average outstanding common
 shares                          84,784    86,929    84,681    86,819
                               ========= ========= ========= =========

Diluted earnings (loss) per
 share
Income (loss) from continuing
 operations                       $0.30    $(0.01)    $0.63     $0.21
Income (loss) from discontinued
 operations, net of tax               -         -         -      0.25
                               --------- --------- --------- ---------
Earnings (loss) per common
 share                            $0.30    $(0.01)    $0.63     $0.46
                               ========= ========= ========= =========
Average outstanding and
 potentially dilutive common
 shares                          85,629    86,929    85,745    87,306
                               ========= ========= ========= =========



                              TABLE THREE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                              (Unaudited)

                                2005
                         ------------------
                           First   Second
                          Quarter  Quarter
                         ------------------
                            (Dollars in
                             thousands)
Revenue:
   Global Funds Transfer $147,146 $159,742
   Payment Systems         80,769   80,258
                         ------------------
                          227,915  240,000
Operating income:
   Global Funds Transfer   26,429   29,682
   Payment Systems         13,240   11,428
                         ------------------
                           39,669   41,110

   Interest expense         1,389    2,608
   Other unallocated
    expenses                2,623    2,197
                         ------------------
   Income from continuing
    operations before
    income taxes          $35,657  $36,305
                         ==================

Operating Margin:
   Global Funds Transfer     18.0%    18.6%
   Payment Systems           16.4%    14.2%


                                             2004
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                                    (Dollars in thousands)
Revenue:
   Global Funds Transfer $120,969 $128,165 $137,688 $145,243 $532,065
   Payment Systems         70,352   71,655   78,465   73,993  294,465
                         ---------------------------------------------
                          191,321  199,820  216,153  219,236  826,530
Operating income:
   Global Funds Transfer   20,978   24,777   27,393   29,458  102,606
   Payment Systems          9,190    5,848    9,429    2,696   27,163
                         ---------------------------------------------
                           30,168   30,625   36,822   32,154  129,769

   Debt tender and
    redemption costs            -   20,661        -        -   20,661
   Interest expense         1,222    1,905    1,234    1,214    5,575
   Other unallocated
    expenses                4,899    5,042    2,129    2,443   14,513
                         ---------------------------------------------
   Income from continuing
    operations before
    income taxes          $24,047   $3,017  $33,459  $28,497  $89,020
                         =============================================

Operating Margin:
   Global Funds Transfer     17.3%    19.3%    19.9%    20.3%    19.3%
   Payment Systems           13.1%     8.2%    12.0%     3.6%     9.2%




                              TABLE FOUR
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                        MONEY TRANSFER REVENUE
                              (Unaudited)


            Money Transfer Revenue (including Urgent Bill Payment)
        --------------------------------------------------------------
                                Quarter Ended
          March 31    June 30   September 30 December 31  Total Year
        --------------------------------------------------------------
                            (Dollars in thousands)

   2003     $69,836     $75,840     $80,895      $83,338     $309,909
   2004      86,198      95,174     102,764      111,234      395,370
   2005     111,296     124,545




                              TABLE FIVE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                          UNRESTRICTED ASSETS
                              (Unaudited)

                                     June 30   December 31   June 30
                                      2005        2004        2004
                                   ----------- ----------- -----------
                                         (Dollars in thousands)

Cash and cash equivalents          $1,331,492    $927,042  $1,028,814
Receivables                         1,315,690     771,966     910,226
Investments                         6,146,446   6,335,493   6,369,762
                                   ----------- ----------- -----------
                                    8,793,628   8,034,501   8,308,802
Amounts restricted to cover payment
 service obligations               (8,421,234) (7,640,581) (7,862,106)
                                   ----------- ----------- -----------
Unrestricted assets (1)              $372,394    $393,920    $446,696
                                   =========== =========== ===========

(1) We have unrestricted cash and cash equivalents, receivables and investments to the extent those assets exceed all payment service obligations. These amounts are generally available; however, management considers these amounts as providing additional assurance that regulatory requirements are maintained during the normal fluctuations in the value of investments.


    CONTACT: MoneyGram International, Inc., Minneapolis
             Investor Relations:
             Tim Gallaher, 952-591-3840
             ir@moneygram.com